EXHIBIT 12




Boeing Capital Corporation and Subsidiaries
Computation of Ratio of Income to Fixed Charges



                                                                                    Nine months ended
                                                                                      September 30,
(Dollars in millions)                                                             2001              2000
---------------------------------------------------------------------------------------------------------------
Income:
    Income before provision for income taxes                               $        167.5    $        103.5
    Fixed charges                                                                   234.7             168.0
                                                                           ------------------------------------
    Income before provision for income taxes and fixed charges             $        402.2    $        271.5
                                                                           ====================================

Fixed charges:
    Interest expense                                                       $        232.1    $        165.4
    Preferred stock dividends                                                         2.6               2.6
                                                                           ------------------------------------
                                                                           $        234.7    $        168.0
                                                                           ====================================

Ratio of income before provision for income taxes and fixed
    charges to fixed charges                                                       1.71              1.62
                                                                           ====================================